UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 31, 2015

RETAIL OPPORTUNITY

INVESTMENTS CORP

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-33749	26-0500600
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

RETAIL OPPORTUNITY

INVESTMENTS PARTNERSHIP, LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-189057-01	94-2969738
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8905 Towne Centre Drive, Suite 108 San Diego, California		92122
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 677-0900

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities

On December 31, 2015, Retail Opportunity Investments Partnership, LP (the “Operating Partnership”) acquired Warner Plaza (the “Transaction”), located in Woodland Hills, California, for consideration of approximately $76.3 million which was paid through a combination of cash and the issuance of 4,393,064 units of limited partnership interest in the Operating Partnership (the “OP Units”). The OP Units were issued in a private placement in reliance on Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

In connection with the Transaction, Retail Opportunity Investments Corp. (the “Company”) entered into a registration rights agreement with the seller of Warner Plaza who received OP Units pursuant to which the Company agreed, subject to certain exceptions, to use commercially reasonable efforts to file a shelf registration statement covering the resale of shares of common stock that may be issued upon exchange of such OP Units, and to use commercially reasonable efforts to cause such shelf registration statement to be declared effective as soon as practicable thereafter. In addition, the Company entered into a tax protection agreement pursuant to which it agreed, subject to certain exceptions, to indemnify the seller of Warner Plaza who received OP Units against certain tax liabilities, if such liabilities result from a transaction involving a direct or indirect taxable acquisition of Warner Plaza.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2016	RETAIL OPPORTUNITY INVESTMENTS CORP.

	By:	/s/ Michael B. Haines
Name: Michael B. Haines
Title: Chief Financial Officer

Dated: January 7, 2016	RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP

	By:	RETAIL OPPORTUNITY INVESTMENTS GP, LLC, its general partner

	By:	/s/ Michael B. Haines
Name: Michael B. Haines
Title: Chief Financial Officer